Exhibit 17


                             R(2) INVESTMENTS, LDC
               C/O AMALGAMATED GADGET, L.P., INVESTMENT MANAGER
                        301 COMMERCE STREET, SUITE 2975
                            FORT WORTH, TEXAS 76102
                                (817) 332-9500
                              FAX: (817) 332-9606

                                April 11, 2003


MatlinPatterson Global Opportunities Fund, L.P.
510 Madison Avenue
New York, NY 10022-4213

          Re:  Option

Gentlemen:

     The purpose of this letter is to confirm and memorialize the understandings between R(2) Investments, LDC ("R2") and MatlinPatterson Global Opportunities Fund, L.P. ("MatlinPatterson") relating to the granting of options between R2 and MatlinPatterson upon the terms and conditions set forth herein. R2 and MatlinPatterson are sometimes herein collectively referred to as the "Parties" and each a "Party".

     1. MatlinPatterson's Grant of Option to R2. MatlinPatterson hereby grants to R2, a fully vested and immediately exercisable option (the "R2 Option") to purchase from MatlinPatterson fifty percent (50%) of the aggregate amount of any debt under the Second Amended and Restated Credit Agreement dated April 2003 among Personnel Group America, Inc., as borrower, the subsidiaries of the borrower from time to time party thereto, as guarantors, the several lenders from time to time specified therein, and Bank of America, N.A. (formerly NationsBank, N.A.), as agent (the "Debt") purchased or acquired by MatlinPatterson, or any of its related, associated, and affiliated persons and entities, from time to time after the date of this letter until the termination hereof.

     2. R2's Grant of Option to MatlinPatterson. R2 hereby grants to MatlinPatterson, a fully vested and immediately exercisable option (the "MatlinPatterson Option") to purchase from R2 twenty-five percent (25%) of the aggregate amount of any Debt purchased or acquired by R2, or any of its related, associated, and affiliated persons and entities, from time to time after the date of this letter until the termination hereof.

     3. Exercise of MatlinPatterson Option. R2 shall give written notice (by fax to 212-651-4010, Attention of Chris Pechock) of any purchase or acquisition of Debt by R2, or any of its related, associated, and affiliated persons and entities, together with a copy of the LSTA Trade Confirmation that R2 entered into with respect to such purchase or acquisition of Debt (collectively, the "R2 Purchase Notice") within three business days after the trade date for such purchase or acquisition of Debt. MatlinPatterson may thereafter exercise the MatlinPatterson Option by giving written notice of its exercise to R2 within three business days after MatlinPatterson's receipt of the R2 Purchase Notice. Any purchase by MatlinPatterson affected


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pursuant to the exercise of the MatlinPatterson Option shall be by assignment
(and not by participation) of the Debt and shall otherwise be on the identical terms and conditions, and close at the same time, as R2's 75% share of the Debt purchase in question. Whenever a MatlinPatterson Option is exercised, MatlinPatterson can designate any of its related, associated, and affiliated persons and entities, as the purchaser of such Debt.

     4. Exercise of R2 Option. MatlinPatterson shall give written notice (by fax to 817-332-9606, Attention of Geoffrey Raynor or Robert McCormick) of any purchase or acquisition of Debt by MatlinPatterson, or any of its related, associated, and affiliated persons and entities, together with a copy of the LSTA Trade Confirmation that MatlinPatterson entered into with respect to such purchase or acquisition of Debt (collectively, the "MatlinPatterson Purchase Notice") within three business days after the trade date far such purchase or acquisition of Debt. R2 may thereafter exercise the R2 Option by giving written notice of its exercise to MatlinPatterson within three business days after R2's receipt of the MatlinPatterson Purchase Notice. Any purchase by R2 affected pursuant to the exercise of the R2 Option shall be by assignment (and not by participation) of the Debt and shall otherwise be on the identical terms and conditions, and close at the same time, as MatlinPatterson's 50% share of the Debt purchase in question. Whenever a R2 Option is exercised, R2 can designate any of its related, associated, and affiliated persons and entities, as the purchaser of such Debt.

     5. Termination. This letter agreement shall terminate on the earlier of
(a) May l, 2005 or (b) the termination of the Second Amended and Restated Credit Agreement dated April 2003 among Personnel Group America, Inc., as borrower, the subsidiaries of the borrower from time to time party thereto, as guarantors, the several lenders from time to time specified therein, and Bank of America, N.A. (formerly NationsBank, N.A.), as agent, unless the Parties mutually agree in writing to (i) extend this letter agreement beyond such date, or (ii) terminate this letter agreement at an earlier date.

     6. Governing Law. This letter of intent shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflicts of law principles. If any provision of this letter agreement shall be held to be invalid, the remainder of this letter agreement shall not be affected thereby.

     7. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall constitute original signatures.

     8. Assignment. This letter agreement is binding on the Parties hereto, and their successors and permitted assigns, together with their related, associated and affiliated persons and entities. Neither this letter agreement nor any of the rights, interests or obligations of any Party hereunder shall be assignable by such Party without the prior written consent of the other Parties.

     9. Entire Agreement; Amendment. This letter agreement supercedes all prior discussions and agreements among the Parties and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof. This letter agreement may


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be modified or waived only by a separate writing executed by the Patties expressly so modifying or waiving this letter agreement.

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     Please evidence your agreement with the foregoing by executing and returning a duplicate of this letter agreement.

                              Sincerely,

                              R(2) INVESTMENTS, LDC

                              By: Amalgamated Gadget, L.P.,
                                  as Investment Manager,

                                  By:  Scepter Holdings, Inc.,
                                       its general partner

                                       By: __________________________________
                                           Name:
                                           Title:




Accepted and agreed to, as of the date
first above written:

MATTLINPATTERSON GLOBAL
OPPORTUNITIES FUND, L.P.

By:__________________________
Name:
Title:



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